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Exhibit 99.1

Presentation materials for investor presentation

Table showing Total GCIB Revenue Mix—GAAP Income Statement Line Item View YTD 3Q03 in millions:

YTD 3Q03
Commissions and Fees	$1,385
Asset Mgmt. & Admin. Fees	1,621
Investment Banking	2,555
Principal Transactions	3,093
Other	736
Total Non-Interest Income	9,390
Net Interest Dividends	5,873
Total Revenues,
Net of Interest Expense	$15,263

Table showing Total Product View—YTD 3Q03 in millions

YTD 3Q03
Investment Banking	$1,579
Equities	1,957
Fixed Income*	8,436
Transaction Services	2,714
Other	577
Total Revenues,
Net of Interest Expense	$15,263

*
includes foreign exchange and emerging markets sales and trading

Global Investment Banking Customer View:

Chart showing Corporate Customer Revenues which includes relationship managed corporate customer revenues across all products and regions, not just those limited to the investment banking revenue line item—in billions

1999	$7.3
2000	$9.7
2001	$10.1
2002	$10.4
YTD3Q03	$8.3

Chart showing $8.3 billion of revenue by Region YTD 3Q03:

North America	40%
Europe	34%
Asia	11%
Latin America	9%
Mexico	3%
Japan	3%

Chart showing $8.3 billion of revenue by Product YTD 3Q03:

Debt	27%
Cash and Trade	20%
Loans	15%
M&A/Advisory and Corporate Finance	12%
Equity	11%
FX	8%
Security Services	7%

Global Equities:

        Graph showing Global Equity Revenues in billions(1):

1999	$2.5
2000	$3.8
2001	$3.4
2002	$2.9
YTD3Q03	$2.0

(1)
Excludes revenues in 1999 and 2000 from global warrants business of $214 million, and $275 million, respectively.

Charts showing YTD 3Q03 global equities revenues of $2.3 billion, which includes $300 million of equity capital markets revenues:

By product:
Cash and Programs	44%
Equity Capital Markets	31%
Derivatives & Convertibles	25%
By region:
US	56%
Europe	23%
Asia	11%
Japan	10%

Global Transaction Services:

Chart showing revenue for YTD3Q03 revenue breakdown:

By Product:
Cash	57%
Securities	26%
Trade	17%
$2.7B
By Securities Products:
Direct Custody & Clearing	42%
Global Custody/Fund Admin.	35%
Agency & Trust	13%
Securities Finance	5%
Depositary Receipts	5%
$0.7B
By Cash Products:
Account Services	29%
Other Cash	23%
Investments	11%
Clearing	10%
Local Disbursments	10%
WorldLink	6%
Commercial Cards	6%
Local Collections	5%
$1.5B
By Trade Products:
Trade Finance (excl. Insurance LCs)	51%
Trade Services	36%
Insurance LC's	7%
Trade/Other	6%
$0.5B
By region YTD3Q03:
EMEA	Revenue $1,033MM	38%
North America	Revenue $601MM	22%
Asia	Revenue $585MM	22%
Latin America	Revenue $389MM	14%
Mexico	Revenue $106MM	4%
Global Total	Revenue $2,714 MM

Graph Showing Global Fixed income revenues in billions:

1999	$6.4
2000	$6.5
2001	$9.0
2002	$9.7
YTD3Q03	$8.4

Chart By Product YTD 3Q03 Total Revenues $8.4 Billion:

Interest Rate Trading	25%
Credit Markets	21%
Derivatives	20%
FX	14%
Securitized Markets	9%
Munis	5%
All Other	6%
Chart By Region:
US	51%
EMEA	24%
Latin America	11%
Asia	10%
Japan	4%

Graph Showing Emerging Market Sales and Trading Revenues* which are included in fixed income total in billions:

1995	$.8
1996	$1.1
1997	$1.1
1998	$1.3
1999	$1.6
2000	$1.7
2001	$2.3
2002	$2.8
YTD3Q03	$2.0

*
includes Mexico

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  Exhibit 99.1